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The following is a transcript of an investor call held on January 4, 2021 in connection with the proposed acquisition of Magellan Health, Inc. by Centene Corporation. There may be immaterial typographical mistakes, inaudible statements, errors, omissions or inaccuracies in the transcript.

Centene and Magellan Health Participants

•	Jennifer Gilligan; Centene; Head of Investor Relations
•	Michael Neidorff; Centene; Chairman, President, and CEO
•	Kenneth Fasola; Magellan Health; CEO
•	Sarah London; Centene; SVP Technology, Innovation, and Modernization
•	Jeff Schwaneke; Centene; EVP and CFO
•	Jesse Hunter; Centene; EVP of M&A and Chief Strategy Officer

Presentation

Operator:  Ladies and gentlemen, thank you for standing by and welcome to today's conference call and webcast to discuss Centene's acquisition of Magellan Health.  At this time, all participants have been placed in listen-only mode.  The call will be open for your questions following the presentation.

As a reminder, this conference call is being recorded and the press release regarding today's announcement are available on the investor relations section of each company's website.  The archived replay can be accessed on both companies’ websites following the call.

(Operator Instructions).

I would now like to turn the call over to Jennifer Gilligan, Head of Investor Relations for Centene.

Jennifer Gilligan:  Thank you, [Maria], and good morning everyone.  I'm Jennifer Gilligan, Head of Investor Relations for Centene.

Thanks for joining us on our conference call to discuss Centene's proposed acquisition of Magellan Health, announced earlier this morning.  Please note, a slide deck is available to accompany this call on the investor section of the Centene website under presentations.

Any remarks that Centene and Magellan Health may make about future expectations, plans, and prospects constitute forward-looking statements for purposes of the Safe Harbor Provision under the Private Securities Litigation Reform Act of 1995.

Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those discussed in Centene's most recently filed quarterly report and other SEC filings.

Centene anticipates that subsequent events and developments will cause its estimates to change.  While the company may elect to update (inaudible) statements at some point in the future, we specifically disclaim any obligation to do so.

I also want to remind you that our company's policy is that we undertake no obligation to update earnings guidance other than as part of its quarterly and yearly earnings disclosure.  And [that] silence on guidance by the company or company officials should not be interpreted that guidance has or has not changed.

With us this morning are Michael Neidorff, Chairman, President, and CEO of Centene; Ken Fasola, CEO of Magellan Health; Sarah London, SVP Technology, Innovation, and Modernization who heads up our Healthcare Enterprises Group; and Jeff Schwaneke, EVP and CFO of Centene.  Also joining for the Q&A portion of the call is Jesse Hunter, Centene’s EVP of M&A and Chief Strategy Officer.  With that, I’ll turn the call over to Mike.

Michael Neidorff:  Thank you, Jen, and thank you all for joining us this morning.  We hope everyone had a wonderful, safe, healthy [virtual] holiday season.  I wanted to give a warm welcome to Ken, who’s joining us on this call.

I’d like to start by [reflecting] our enthusiasm about this acquisition and [the step change] this combination represents in our ability to provide comprehensive care to the most complex and vulnerable population.

We have known Magellan Health for quite some time.  We have been one of their customers for decades and our shared commitment to the most vulnerable population makes this transaction a natural next step.

The market for mental health and support services for complex populations today [is highly fragmented], resulting in suboptimal outcomes for individuals with significant costs to the healthcare [system overall].  The need for a better approach has been further underscored by the pandemic.

Together with Magellan, we are establishing one of the nation’s largest behavioral health [platforms] with the aim to deliver better health outcomes at lower total [medical] costs [to do better innovations], behavioral health capabilities, and physical health services.  The combination is aligned with Centene’s diversification strategy [and the journey advances] our evolving healthcare [enterprise’s platform].  Magellan Health will operate as an independent company, allowing Magellan Health to continue to support its existing customers as well as [this new additional growth opportunities and protect against] cross-contamination [of customers] (inaudible).

The transaction also serves to expand and [diversify our specialty care services].  Combined, we will have significant scale and capabilities across special [activities expanding such as] pharmacy, radiology, and oncology, further enhancing Centene’s whole health capability across the entire spectrum of care for our customers and members.

Furthermore, Magellan Health brings 5.5 [net new] government members in behavioral health and specialty care.  [Cementing] our leadership position in government sponsored health.

Overall, this will result in attractive value creation for our shareholders.  The combination will drive growth opportunities to enhance internal operations, cross-selling opportunities, and [increase engagement] with the third-party customers.  Jeff will provide more details with regards to the [meaningful synergies] created by this transaction.

As I mentioned, there are significant gaps in today’s healthcare system as it relates to behavioral health.  We’ve [noted] in several [optimal] outcomes with patients while creating significant financial [costs] to the healthcare system [more broadly].

CMS projects healthcare spending in the U.S. will have reached $4 trillion in 2020.  [We know] that while the overall number of (inaudible) high cost [populations] will be [comparatively small].  This [number sounds for a] disproportionate percentage in overall cost.  The [sickest 5%] represents [$0.62] (inaudible).

Magellan Health focuses on the portion of expense [to the resistible and attributed towards] (inaudible) high cost care, primarily across [behavioral] health, [speciality health] and [pharmacy].

As you know, we believe this transaction will allow us to tackle this issue head on, enabling us to enhance care and manage [cross and costs] through our combined capabilities, [acknowledging investments and scale].  This combination creates one of the nation’s largest behavioral health platforms with 41 million [elite members], 21 million of which will be (inaudible).

To highlight one statistic overall, manageable cost increases two to three times when [they’re] in [behavioral health co-morbidity].  [And then there was] Magellan Health capabilities, our goal will be [leveraged next] -- excuse me -- next gap approaches.  We need to rethink how we deliver care [on] in-person setting [with digital] and virtual platforms.

And with better data, we believe we will be able to make a meaningful difference in ensuring that members are taking the steps they need to improve [their health].  And this will be our focus and the focus of the Magellan Health (inaudible).  Let me now turn it over to Ken for his perspective.  I’m very pleased that he has agreed to continue to lead Magellan Health, has the immense talent (inaudible).

Ken Fasola:  Thank you, Michael, and good morning.  We’re thrilled to join Centene.  Our companies have known each other for many years and our shared commitment to serving the most vulnerable populations [that] serves a strong foundation for our future.

Magellan Health today is a leader in managing the fastest growing, most complex areas of health with extensive experience in managing care for a person suffering with acute and chronic behavioral health conditions.

This combination provides us with significantly greater scale and reach across a national population in medical, behavioral, and pharmacy.  Importantly, as a part of Centene’s Healthcare Enterprise’s platform, we will continue to operate Magellan Health as an independent company.

When we first started talking about a potential transaction with Centene, two things became very clear.  First, we were both committed to a demographic that has historically been underserved.  And second, Michael made it clear from the start that he wanted Magellan Health to retain its independence, to serve our existing customers, and to also add new third party customers.

These key elements made the transaction very exciting for us as we pursue growth as part of Centene.  We will have access to both financial as well as operational and technology resources that continue to invest in our capabilities and add to our expertise.

[As disruption] continues in the healthcare market, our focus will be on delivering new solutions and identifying new and better ways to enhance member outcomes and drive value for our customers.  Technology will play a key role in our growth and continued innovation.

In fact, we’ll be experimenting with various approaches to test what works and what doesn’t as we accelerate innovation inside Centene’s Health Care Enterprises platform.  Creating the next generation behavioral health platform is such an important challenge and opportunity.  We know that developing the simplest and best approach will take some trial and error and we’re excited to roll up our sleeves and get started.

I also wanted to briefly touch on our pharmacy capabilities, which will bring additional [scale] to Centene’s [growing] pharmacy platform.  Magellan Health Rx constitutes a significant part of our business and brings [leading] capabilities and speciality drug management with a strong legacy of clinical [excellence] and [growth] orientation.

Now let me turn it over to Sarah who will provide more detail on Centene’s Health Care Enterprises platform and how Magellan Health fits within that.

Sarah London:  Thank you, Ken.  And let me echo Michael in welcoming [you] and the Magellan Health team on board.  We are excited about the opportunity this combination will create for both companies.

As Michael and Ken mentioned, Magellan Health will become part of the Health Care Enterprises portfolio and continue to run independently.  [Given my goal leading HCE], I wanted to briefly reiterate the key principles of our Health Care Enterprises platform.

First, as you know, we view our HCE platform as an independent vehicle for companies building innovative technology or service models.  HCE companies can leverage Centene’s scale and memberships, as well as our health care expertise to grow, learn, and further innovate.  And Centene benefits through enhanced [services], lower costs, or new offerings for Centene members.

Second, our goal is for the Health Care Enterprises portfolio to represent a diverse set of industry leading capabilities. Key to this is identifying great teams and giving them the latitude to continue to operate and grow their business.

Ken and his team are a great example of this.  They bring a diversity of perspectives and experiences and are committed to delivering differentiated products to a broad customer (inaudible).  We look forward to supporting Ken and his team as they continue to grow and evolve the Magellan Health platform.

Finally, our goal has always been to ensure that companies in the HCE portfolio can continue to serve both Centene and their market customers with no cross-contamination.  We have put in place rigorous data security and technology firewalls to maintain the separation of information.  And we have recently established an independent board for Health Care Enterprises to ensure oversight and decision-making remains in the best interest of the HCE companies and their customers.  These [governing] principles are key for us to be able to [grow] our third-party customer [base].

Let me close by [sharing a brief] overview of our specialty care portfolio.  As you can see, Magellan Health complements nicely our current products and service offerings, adding meaningful scale to our behavioral specialty and pharmacy [segments].

Now, I’ll turn it to Jeff, who will walk through the financials of this transaction.

Jeff Schwaneke:  Thank you, Sarah, and good morning.  I’ll start with a brief overview of the transaction highlights.

Centene will acquire Magellan Health for $95 per share, representing a total transaction value of $2.2 billion.  Centene expects the transaction to be slightly accretive in the first full year and deliver low- to mid-single digit percent adjusted [EPS accretion] from the transaction by the second full year, including the [approximately] 50 million in annual net cost synergies projected by the second full year.

[The net synergies] are in addition to the cost reduction plan of $75 million already initiated by Magellan Health.  Centene intends to finance the transaction through a combination of debt and cash.  Upon closing, we expect our debt to capital ratio to be in the low 40% range.  And we intend to achieve a debt to capital ratio in the upper 30% range within 12 to 18 months post close through [the delevering].

The transaction is subject to clearance under the Hart-Scott-Rodino Act, receipt of [required] state regulatory approvals.  The approval [was the] definitive merger agreement by Magellan Health’s stock holders and other customary closing conditions.

We expect to complete the transaction in the second half of 2021.  The transaction is highly complementary with Centene's specifically stated specialty care strategy, earning additional scale to pharmacy, wellness solutions in vision and dental benefits.  Our specialty care business has been expanding over the last few years and we have recently closed the PANTHERx acquisition last week.

Taking a look at 2020, Centene, PANTHERx and now Magellan Health pro forma [would] total more than $22 billion of revenues through solutions across the broad spectrum of care.  The transaction also significantly enhances our third party specialty revenue.  With the addition of Magellan Health, we will grow Centene's overall specialty services revenue by $4.6 billion to a total of over $22 billion and materially increase the contribution of third party revenue from 33% to 46%.

Finally, as Ken mentioned, the transaction also creates additional value across our pharmacy capabilities.  This is a large and significant market.  The U.S. market generates $4.5 billion annual prescriptions per year and 55% of Americans regularly take a prescription.  We have invested in this area in recent years given its attractive growth opportunities, most recently through the addition of PANTHERx.

The Magellan Health transaction adds over 2 million PBM and 16 million medical pharmacy [lives].  As the leader in government sponsored healthcare, including medically complex populations, having this capability in house enables us to better understand the specialty pharma pipeline clinical requirements [in] cost management aspects.

Furthermore, it creates additional engagement opportunities which will help us achieve better adherence [rate] and ultimately improve patient outcomes.

Now let me turn to our history [and] value creation through transactions.  We're highly confident that we will be able to deliver on our synergy targets for the Magellan Health acquisition as we account for other acquisitions in the past.  We believe the transaction will create attractive value to our shareholders both in the near and longer term.

Near term, we have identified cost synergy opportunities through medical cost efficiencies, PMB consolidation and G&A efficiencies.  Combined, these will result in approximately $50 million in annual synergies to be achieved by the end of year two.  This is in addition to the $75 million in cost productions as part of the business transformation program previously disclosed by Magellan Health.  Longer term, we see attractive revenue opportunities through the expansion of our behavioral health platform and cross selling in Magellan Health and Centene capabilities with third party customers.

I’ll now turn it back to Michael for closing remarks.

Michael Neidorff:  Thank you, [Jeff].  In summary, we are enthusiastic about the acquisition of Magellan Health and the value this transaction will bring through our capabilities with the company, our ability to serve our members and the value creation for our shareholders.

Centene today is the leader in government health solutions (inaudible).  With Magellan Health, we will (inaudible) Centene's whole health capabilities while establishing a leading behavioral health platform, increase our specialty care capabilities, including PBM.  Grow our third party customer base revenue profile.  Create attractive value for our shareholders through synergies and [accretion].  And most importantly, add value to our members and better meet their needs, particularly [for] our most [complex] vulnerable populations.

Before I close, I would be remiss not to thank members of my team, our advisors, Ken and all the people on the Magellan Health side who worked so diligently to make this happen.  Thank you for joining us today, and now it’s time to open it up for questions.

Operator:  Thank you.  The floor is now open for questions.  (Operator Instructions).  In the interest of time, we do ask that you please limit yourself to one initial and one follow up question.  Our first question comes from the line of Joshua Raskin at Nephron Research.

Joshua Raskin:  Hi, thanks.  Good morning, and congrats to all on the transaction.  First -- I guess two questions.  The first is just around timing.  I guess it looks like you were waiting for the Molina transaction to close, but maybe you could give us a little color on the history of the discussions, when that started, and maybe why there wasn’t a broader interest in the health plan assets that Molina acquired as well?

And then just a second question, a little bit separate, but where is the behavioral health impact the greatest across all of your segments as you kind of think about Medicare, Medicaid exchanges, et cetera?

Michael Neidorff:  [I’ll start here, Ken.  Ken, anyone can answer].  One, I mean the timing was a -- we’ve been talking off and on to our [supplier lead] services, and we thought that we should-- it made sense to put them together the more we talked, so the timing was [let’s not confuse things because we had to go through hard stop possibly] and others, so it made sense to wait until the -- [until we knew last year was closed].

And [talking to the other end products they had], it would have created a lot of conflict (inaudible) across markets and other things that just didn’t [basically] make sense to try and include it all.  So I -- and your second question, Josh, was --

Joshua Raskin:  Just around behavioral health impact.  Which segments -- where do you see the greatest benefits of the integration, behavioral and medical?

Michael Neidorff:  I see [it across most of our businesses].  I’m going to give you an example.  It’s something that we see more and more.  Let’s say there’s a new -- newly-diagnosed diabetic, someone with [a cancer] (inaudible).  Not only do they need to have their [physicals there, but it might be really supportive longer and shortly longer term to take] -- you need to talk to a psychologist to tell you how to deal with this.  Family members (inaudible).  They may need to talk to know how to [do it, too].  We see this as something that will just allow us to [treat] the whole person [which was said we treat] one person at a time, but [it also] to integrate this in a way that ends up longer term reducing cost but most importantly, delivers a higher quality product.  Go ahead.

Ken Fasola:  Yes, Josh.  Ken Fasola.  Happy New Year.  I just want to build on what Michael said in a couple of really important ways.  When you think about which segment, Medicaid first and foremost, oftentimes what’s the secondary or third diagnosis should be the primary diagnosis, [as] primary care doctors aren’t as well equipped to identify early on in the challenges with respect to mental health, substance abuse, et cetera, and that contributes to the increasing complexity of their -- managing of their physical medicine.

And then you jump to the senior market, often where the loss of the functions of daily living as they age, loss of a spouse, [they] need to move out of their primary residence, creates loneliness and depression that accelerates the deterioration of physical health.

And then lastly, with the advent of the pandemic and the challenges facing American businesses today [and] as they struggle with [being able to] work from home and all the challenges we face [this] -- that are complicated by that and the challenges facing our communities [that] -- we have [an enviable] list of Fortune 50 customers that are increasingly calling us, asking us for ways to address resiliency in the challenges [their] workforce is facing.

So I think across the broad spectrum of our collective membership, behavioral health and the impact of the collective size and scale [that] we’re going to bring can be meaningful.

Operator:  Thank you.  Our next question comes from the line of [Scott Stalle] of [Stephens].

Unidentified Participant:  Hi.  Thanks and happy New Year, everyone.

For the first question, just interested in -- over the [last], let’s call it, sort of six to nine months or so, Magellan has been implementing a number of different initiatives as part of the reimaging of the behavioral strategy.  And Michael and [team], I’m just interested from your perspective on some of those initiatives and how you see those maybe being able to get scaled out to the broader Centene behavioral and additional platforms.

For example, the Livongo partnership that Magellan has announced, would you see that as something that you would look to scale out to the broader behavioral membership as well?

Michael Neidorff:  Well, I think, I’ll start off with private and then I’ll let Jesse talk about some of the things he’s doing in behavioral.  But what Ken and his team (inaudible) very compatible with how we see behavioral health expanding in the various [elements of it].  And so I think that [that part] will come together very well.

[They will add] some elements, we [add] some elements, we also (inaudible) of our own.  Putting this together, [using the various] techniques [just creates a better] opportunity.  And [we] (inaudible).  That’s independent and between health (inaudible) [health care overlap].  Enterprises [probably should fully] independent and Ken and his team have [other] opportunities [in that area] (inaudible).

[And it’s slowly] (inaudible) as it has in the past.  Jesse, anything you want to add on the COVID strategy?

Jesse Hunter:  Yes.  Thanks, Michael, appreciate the question.  I think, as Ken referenced just a minute ago, the efforts that Magellan’s taken really over the last year or so to reimagine the future of behavioral health [in the] country is very well aligned with how we think about the needs and opportunities for [our population and for other third-party] customers.

So I think that was -- [yes], I think a very strong reinforcement of the rationale for the transaction once we got more [line of sight] on those things.  And we’ll be going through -- there’s obviously things that we’ve done independently, there’s things that Magellan has done independently, particularly with respect to [what I’ll call] next generation solutions.  And we are very enthusiastic about the -- combining our experiences and the scale to be able to figure out what’s going to be the best solution [going forward].

Unidentified Participant:  Got it.  And then just as my [follow-up] question, just interested in terms of sort of level setting from the December Investor Day in terms of the capital deployment framework that Centene had laid out for 2021.  And just (inaudible) nuance to consider around that as it relates to the Magellan deal and the deployment of capital for that.

So, for example, just -- you had talked about sort of considering doing some share buybacks opportunistically this year, interested in how you’re thinking about buyback activity prior to the closing of the deal.  And then any other elements around capital deployment to consider, given the transaction announced today.

Jeff Schwaneke:  So [yes], [Scott], this is Jeff.  Thanks.

Yes, I think what we said at our December Investor Day was that we were going to be opportunistic.  I still think that’s a possibility for us looking [at the balance] of this year prior to transaction closing but ultimately, yes, we’re going to have to balance potential share buyback with leverage reduction.  And so, I still -- it’s still on the table.  How much sizing and when, I think that’s going to be the question.

Michael Neidorff:  Yes, I think -- I think we’ve always said that [there were grouped] companies focusing on that.  And then (inaudible) the pricing [of the stock at a given point in time and] what makes the most sense for our shareholders.

Operator:  Our next question comes from the line of Ralph Jacoby of Citi.

Ralph Jacoby:  Thanks.  Good morning.  You had noted the cross selling opportunities.  Was hoping you could give just a little bit more details on that opportunity.  It doesn’t sound like that’s in any of the synergy expectation but if you can help frame or size how we should think about top line opportunities there.

Michael Neidorff:  I’ll ask Ken [and Jesse] to talk about the cross selling and then [you can talk a little bit about synergy].

Ken Fasola:  Well, this is Ken.  I’ll go first.  One of the things we’ve been working hard on, if you got to know Magellan Health a bit, when I first arrived a little over a year ago, the company was very compartmentalized.

And one of the things we worked hard to do and [to dig the deepest to find our strategy] was accelerate the degree of integration between our businesses, creating a higher level of awareness among customers to the existing and board portfolio of services and capabilities that were in our suite that they just really hadn’t had exposure to and a lot of that had to do with the [incentives were aligned] and the business was organized.

And so, to make cross selling work, it’s cultural.  So, you not only need [aligned] incentives, you need [aligned] from the top [among] senior officers around the importance of leveraging [the installed base] of existing relationships and looking broadly at -- [and because] Michael said, managing the whole person is one of the things that was really -- that got us really excited early on.

And if you follow us, we’ve been taking a lot about the importance of needing all of the data to be able to demonstrate [that] -- the impact of some of these, whether it’s [with] oncology, [our specialty] pharmacy business, or [in] behavioral health business.  If we don’t get all of the data then [if we want to get to swim lanes], we’re not going to be able to effectively manage that whole person.

And [so with the advent of the] tremendous access to technology and resources and experience here, we’ll be able to leverage that broad data, I think, to the benefit of all of our customers and that will allow, I think, the acceleration of the cross sell, not only of existing [suite of] products we have, but as Sarah mentioned, the growing suite of products that’ll be available to third parties inside of the new Health Care Enterprises.

Michael Neidorff:  Sarah, maybe you want to add something to that in terms of how you see Health Care Enterprises.

Sarah London:  Yes, absolutely.  And I would just echo what Ken said, [it’s continued at the Health Care Enterprises] portfolio very similarly but there are a number of different aspects [to cover a broad range] of capabilities but our goal is to be thinking not just about how the individual companies can grow but how over time we can think about synergies across the portfolio and ways that they can benefit one another.

Michael Neidorff:  [That’s really helpful] (multiple speakers) --

Ralph Jacoby:  Okay.  That’s helpful.

Michael Neidorff:  Okay.  Thank you.

Ralph Jacoby:  That’s helpful.  Just the follow-up I had, maybe if you can talk about your -- Centene’s prior relationship with Magellan, what that entailed, what they offered that you didn’t already have within your behavioral capabilities.  And then maybe just how much revenue comes from other health plan revenue and how are those contracts structured and any risk of loss there.  Thanks.

Michael Neidorff:  Well, I think [where our view of] (inaudible) [will change contracts all the time], so there’s no reason for anybody ever [concerned at the Magellan going forward.  It’s any] different from what they’ve worked towards in the past, and we’ll try to structure things so individuals [can feel that way].

We work with them in the radiology area, we work with them (inaudible) work with them in the oncology area.  We’ve used some of the [PBM type services] in combination with ours [where it was] appropriate, specialty drugs.  It’s relative to the total revenue, [the $4 million of revenue, it’s risk fall apart in total].

Ken Fasola:  Yes, Ralph.  This is Ken.  One of the things that I -- that I would add that I think is really going to be helpful in the -- for the [best of our more broader] third-party customers is particularly with respect to behavioral health.  The availability of clinicians, psychologists, psychiatrists is not growing.  And so, we’ve seen with the advent of telehealth, telepsych accelerated by virtue of the pandemic, this growing recognition of the benefit of alternative site to service and alternative ways to deliver important care.

But as I said in some of my earlier remarks that the access to informed support among primary care medicine to identify early and intervene in the management of behavioral and mental health really creates an enormous opportunity to get ahead of these challenges in ways that’ll benefit all of our payers.

And so being able to leverage the size of our network, leverage our scale, let our third-party customers continue to differentiate themselves on the uniqueness of their value proposition, really adds meaningfully to why the scale here can [work for] the benefit of all of our customers.

Ralph:  Okay.

Operator:  Our next question comes from the line of Kevin Fischbeck of Bank of America.

Kevin Fischbeck:  Great.  Thanks.  Wanted to follow up on just kind of -- when I [look at] the combination here, I guess, I wonder if there’s going to be any impact in your view to some of the business opportunities in front of Magellan, I guess two that’s [kind of] jump out to me would be you work with third-party [end care] companies.  I know that when you [sold] the MCC business, Magellan was kind of thinking that this made them switch [a lender], might make it easier to work with some of these smaller managed care companies, so thoughts about whether realigning or having a Medicaid business again impact that all?

And then second on the drug side, you got [states] like California saying we’re taking the drug spending away from MCOs, and it kind of made having Magellan being kind of a [pure play] PBM a little bit more of the obvious choice that to run something like that, [just] having Medicaid [lodged in the state] impact the ability to kind of win those types of RFPs.

Michael Neidorff:  [I’ll answer the first] one first again.  I think in terms of the -- [with states like California], we know that [those things] (inaudible) [they carve out and they put them back in].  We don’t encourage [prime advocacy].  We think it’s an important part of the total [therapeutics] of an individual, and I think the health plan has done a good job [of it], but (inaudible) and putting in Healthcare Enterprises [in its] independent [should not] impact any of those [issues].  It’s truly independent from this (inaudible) [trending war] between that and how things are done, so the that should not be a question.

You were breaking up a little bit on the first one, but I think it was in terms of scale and size of [what] (inaudible).  So we’re comfortable working across the board.  [We work with] very large plans, health plans, and smaller ones, and I think that’s part of the [assistance] capability that we bring to the party, that it has the scalability, but it also has the ability to work with [small roots] and I think it's all very [simpatico, so to speak].

Jesse?

Jesse Hunter:  Yes, just one thing (inaudible) Michael's comments [is that we], like I said, [obviously] pursuing (inaudible) health opportunities for a long time and done that very successfully.  I think increasingly we want to position ourselves to meet (inaudible) where they are in terms of their offerings, so to the extent that there is a carve-out, whether that's in pharmacy or in some other specialized population, we are now enhancing our portfolio in a way that we can respond to those opportunities through some mechanism other than just the [safety health] (inaudible).

Kevin Fischbeck:  Okay, that's great.  And I guess maybe for Ken, I guess -- I mean, you guys have been going through a review, obviously you sold [BMCC] business and you've talked with a lot of other health plans about a lot of other strategic relationships potentially over the last year or so.  Is it safe to say that this transaction is kind of the culmination of all of those conversations?  So, this was the best deal that kind of came up, but it's a relatively well [vetted] decision?

Ken Fasola:  Yes, Kevin, you know, as we began, I'll say not with the end in mind but with an end in mind along the journey to transform our business, this presented an opportunity to dramatically accelerate the path towards our -- we've been clear on our priorities from the beginning, we honor our commitments, right size our cost structure and Jeff spoke to our continued commitment to build on savings we've already achieved towards the $75 million net commitment.

And then innovate to reimagine all of our businesses.  And then we looked at how do you allocate scarce resources, the ability to [bring] size and the scale of Centene and [there can be] attractiveness of being able to stay independent inside of the Health Care Enterprises, really [were] the things that hit the scale in favor of doing this now versus waiting to watch our business continue to mature.

And let's face it, there's a lot of challenges out there, it's a very competitive market right now and I think people, again, are seeing the benefit of scale, particularly in areas supporting underserved populations [that are not] behavioral health and specialty pharma and I think this gives us a chance to realize the vision we had in our attempt to create a compelling, competitive and contemporary value proposition well inside the timeline we’d originally identified.

Operator:  Our next question comes from the line of Justin Lake of Wolfe Research.

Justin Lake:  Thanks, good morning.  Wanted to go through a follow-up just on the kind of cash position of the company going into the -- into 2021 and then kind of coming out.  So, you said you're going to need to pay down some of the -- some of the debt from the acquisition.  Jeff, can you talk about how much cash you expect to generate in 2021 that could be -- that is [deployable] and then how much debt paydown you're going to need to do on this deal?  (Multiple speakers) --

Jeff Schwaneke:  Yes, I guess first, [just announced today], deleveraging on the debt to cash side doesn't necessarily have to involve debt paydown, for example, just earnings growth deleverages the debt to capital perspective, so I think what we're going to do is wait -- we're going to wait and see, number one, when the transaction closes and our leverage at that point in time.

So, we said second half of 2021, as you know, we've got $5.5 billion of EBITDA, so we think there's deployable capital, $1 billion to $2 billion in that number and some of that's going to be dependent upon growth and statutory capital that we've had to contribute in 2021.  And so, we're going to have to take all of that into account as we get closer to deal closure, but we’re confident that we can de-lever down in the high 30s 12 to 18 months after that.

Justin Lake:  Okay, so you're thinking this year you have $1 billion to $2 billion in deployable capital, and [it’s] a question of how much of that debt you pay down versus what’s left for other deals or share repurchase would be the way to think about it?

Jeff Schwaneke:  Yes, right.  We had – yes.  As Michael’s – as we’ve always stated, right, our first objective is growth.  Organic growth, obviously, inorganic growth as you’ve seen here today.  We’ve mentioned an opportunity for share repurchases being [doubled up] stock price, and then we’re trying to balance, obviously, that with the leverage [in] the company, [that] closing the – this transaction in the second half of 2021.  So a lot of factors to consider, and we’re just – we have time here before it closes, so we’ll see where we are when that happens.

Justin Lake:  Okay, and just quickly, the $1 billion to $2 billion, you mentioned that there’s a call on that for any kind of [preening growth] that you need to fund.  The other thing to think – I’m thinking about is just are there – there’s probably some – I assume you're kind of one-timing integration costs with the deal.  You might still have some integration costs from WellCare group.  Is there enough – is that inclusive of that number or should we think about that – those integration costs for WellCare and Magellan also being a drag on that $1 billion to $2 billion?

Jeff Schwaneke:  Yes, the $1 billion and $2 billion was – does not include -- [that one’s] kind of, you were talking about the guidance that we provided, so that does not include this transaction outside the one-time cost associated with this deal around $200 million.  So when a lot of that is obviously the legal investment banking and financing transaction.  So hopefully that helps.

Operator:  Our next question comes from the line of AJ Rice of Credit Suisse.

AJ Rice:  Hi, everybody.  Happy New Year.  First of all, I know most health – insurance health plan deals get reviewed at the federal level by DOJ and at the state level by the state insurance commissioners.  This one, obviously, is a little different with the specialty and behavioral and PBM focus.  Can you just – you're assuming that we get the deal done by the second half of the year.  Can you walk us through a little bit the regulatory process for this transaction, who’s going to review the deal, who do you have to get approvals from, and are you contemplating any divestitures in the transaction?

Michael Neidorff:  Sure.  I think I’ll start it, but one, [I assume] we work with the Department of Justice [for the net product] and then nine or so states [we have relationships], so it’s all very [usable and I think we did the walk there’s much more confidence to that] (inaudible).

And so, in fact the team really has some [variance] (inaudible) [and they’re ready to go].  So it’s complex, but it’s something we’re [very] used to.  And we’ve had some that are far more complex than [this] (inaudible) so [we’ll work through that].  And I think – I don’t anticipate any divestitures because we’re not – there’s no way [that] competitive situations [and replication of things that was mentioned] (inaudible) [offset both of those issues] (inaudible).

AJ Rice:  Okay, great.  And then on the synergy number, the $50 million, one of the things you list there is PBM consolidation.  I wasn’t clear.  Is that just consolidating things operationally internal to the combined company or is that looking – I mean, you’ll have a lot of different PBM relationships, [Rx Advance], as you mentioned, Magellan’s legacy PBM, you’ve got some legacy [PBM assets], you got a relationship with CVS in some markets.  Is there going to be some restructuring of that that’s [contemplated] in the synergy number or is it more just internal operational (multiple speakers) --

Michael Neidorff:  Let me try and help.  I think – so we just announced it today and these are the kinds of decisions we’ll make and [vet how to do it] with Ken and Sarah and the whole team.  And [with] this consideration of protecting the independence of the company, for [those two] (inaudible).

So I can’t give you a direct answer.  The idea of just adding one more PBM doesn’t make sense to us.  (Inaudible) --

AJ Rice:  Right.

Michael Neidorff:  -- [overall coming from] (inaudible).  So [I think it’s too early to try] and give you a definitive answer on that.  [I mean] (inaudible) decisions we don’t sit here and make it [reporting on recent things] that Ken and Sarah and Jesse and the team looks at and figure out what they [said first for] the customers and then strategically (inaudible).

AJ Rice:  Okay.  All right.  Thanks a lot.

Michael Neidorff:  Thank you.

Operator:  And ladies and gentlemen, we have time for one more question.

Our final question will come from the line of Lance Wilkes of Bernstein.

Lance Wilkes:  Yes.  So congrats on the deal and just a couple of quick clarifications.  On your provider assets, the [Bayless] asset and just kind of your overall provider strategy, interested to understand how integrated with Centene offerings as opposed to how much those assets are going to be focused on selling the other plans.  And maybe as part of that, on your Magellan description of third-party customers, could you break that out between health plans versus direct customers, like states or employers or things like that?

Michael Neidorff:  Yes, I’ll do the [current trends] (inaudible).  As I [see it] because of maintaining independence and [we just say] a customer of Magellan in these kinds of situations is (inaudible).  And (inaudible) access (inaudible) our systems and things with the [walls and fire] – firewalls, things [that are protecting us from] (inaudible).

So it’s how (inaudible), how (inaudible) to Ken and his team [to work with] -- and Sarah to work with our health plans and figure out what makes the most sense (inaudible).

Ken, do you want to talk about the other customers?

Ken Fasola:  Yes.  I’ll – and just [with respect to the Bayless acquisition] specifically which we announced a week ago, very excited to add Jeff and his team and the opportunity to leverage the experience [to go] directly [at my] comments earlier on the integration – [mainly] around the whole [person] and the integration of behavioral health and physical medicine, [this is the business of] 72% of their revenue is [tied to] Medicaid, serving multiple payers.  So again, fits beautifully in the extension of our strategy and the Health Care Enterprises’ strategy.

The mix of our customers varies a little bit by business, [recall], we’re in three businesses.  In our pharmaceutical business, PBMs mostly, small to mid-size health plans and [PPEs] are the largest pharmacy benefit administrator in the country, serving 27 states and the District of Columbia.  And then our specialty pharmacy business.

We work (inaudible) inside of large customers, large plans alongside of other large PBMs because of our unique distinction around managing very specific, high-cost drugs targeted at rare diseases and other drugs often overprescribed.

And [then you shift over to] our behavioral health business, we work directly with states and we work with large payers.  And [that splits] pretty much right down the middle and the same is true with our specialty health business, more so large health plans there and -- but a nice mix across Medicaid and Medicare (inaudible).

Michael Neidorff:  I want to thank everybody --

Lance Wilkes:  Great.  Thanks so much.

Michael Neidorff:  I want to thank everybody for participating with us and we wanted to kickoff the new year with something interesting for you.  [Hopefully achieved that].  So, stay healthy, stay well and most importantly, stay safe.  Look forward to talking with you soon.  Thank you.

Operator:  And thank you, ladies and gentlemen.  This does conclude today’s call.  You may now disconnect.

* * *

Cautionary Statement of Forward-Looking Statements

All statements, other than statements of current or historical fact, contained in this communication are forward-looking statements. Without limiting the foregoing, forward-looking statements often use words such as “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “seek,” “target,” “goal,” “may,” “will,” “would,” “could,” “should,” “can,” “continue” and other similar words or expressions (and the negative thereof). Centene Corporation (the “Company”, “Centene,” “our”, or “we”) intends such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of complying with these safe-harbor provisions. In particular, these statements include, without limitation, statements about our future operating or financial performance, market opportunity, growth strategy, competition, expected activities in completed and future acquisitions, including statements about the impact of our proposed acquisition (the “Transaction”) of Magellan Health, Inc. (“Magellan Health”), our recently completed acquisition (the “WellCare Acquisition”) of WellCare Health Plans, Inc. (“WellCare”), other recent and future acquisitions, investments and the adequacy of our available cash resources.

These forward-looking statements reflect our current views with respect to future events and are based on numerous assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, business strategies, operating environments, future developments and other factors we believe appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties and are subject to change because they relate to events and depend on circumstances that will occur in the future, including economic, regulatory, competitive and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions.

All forward-looking statements included in this communication are based on information available to us on the date hereof. Except as may be otherwise required by law, we undertake no obligation to update or revise the forward-looking statements included in this communication, whether as a result of new information, future events or otherwise, after the date hereof. You should not place undue reliance on any forward-looking statements, as actual results may differ materially from projections, estimates, or other forward-looking statements due to a variety of important factors, variables and events including but not limited to: the risk that regulatory or other approvals required for the Transaction may be delayed or not obtained or are obtained subject to conditions that are not anticipated that could require the exertion of management’s time and our resources or otherwise have an adverse effect on the Company; the risk that Magellan Health’s stockholders do not adopt the merger agreement; the possibility that certain conditions to the consummation of the Transaction will not be satisfied or completed on a timely basis and accordingly the Transaction may not be consummated on a timely basis or at all;  the impact of COVID-19 on global markets, economic conditions, the healthcare industry and our results of operations, which is unknown, and the response by governments and other third parties; uncertainty as to the expected financial performance of the combined company following completion of the Transaction; uncertainty as to our expected financial performance during the period of integration of the WellCare Acquisition; the possibility that the expected synergies and value creation from the Transaction or the WellCare Acquisition will not be realized, or will not be realized within the expected time period; the exertion of management’s time and our resources, and other expenses incurred and business changes required, in connection with complying with the undertakings in connection with any regulatory, governmental or third party consents or approvals for the Transaction; the risk that unexpected costs will be incurred in connection with the completion and/or integration of the Transaction or the integration of the WellCare Acquisition or that the integration of Magellan Health or WellCare will be more difficult or time consuming than expected; the risk that potential litigation in connection with the Transaction may affect the timing or occurrence of the Transaction or result in significant costs of defense, indemnification and liability; a downgrade of the credit rating of our indebtedness, which could give rise to an obligation to redeem existing indebtedness; unexpected costs, charges or expenses resulting from the Transaction or the WellCare Acquisition; the possibility that competing offers will be made to acquire Magellan Health; the inability to retain key personnel; disruption from the announcement, pendency and/or completion of the Transaction or the integration of the WellCare Acquisition, including potential adverse reactions or changes to business relationships with customers, employees, suppliers or regulators, making it more difficult to maintain business and operational relationships; the risk that, following the Transaction, the combined company may not be able to effectively manage its expanded operations; our ability to accurately predict and effectively manage health benefits and other operating expenses and reserves, including fluctuations in medical utilization rates due to the impact of COVID-19; competition; membership and revenue declines or unexpected trends; changes in healthcare practices, new technologies, and advances in medicine; increased healthcare costs; changes in economic, political or market conditions; changes in federal or state laws or regulations, including changes with respect to income tax reform or government healthcare programs as well as changes with respect to the Patient Protection and Affordable Care Act (ACA) and the Health Care and Education Affordability Reconciliation Act, collectively referred to as the ACA and any regulations enacted thereunder that may result from changing political conditions or judicial actions, including the ultimate outcome in “Texas v. United States of America” regarding the constitutionality of the ACA; rate cuts or other payment reductions or delays by governmental payors and other risks and uncertainties affecting our government businesses; our ability to adequately price products on the Health Insurance Marketplaces and other commercial and Medicare products; tax matters; disasters or major epidemics; the outcome of legal and regulatory proceedings; changes in expected contract start dates; provider, state, federal, foreign and other contract changes and timing of regulatory approval of contracts; the expiration, suspension, or termination of our contracts with federal or state governments (including but not limited to Medicaid, Medicare, TRICARE or other customers); the difficulty of predicting the timing or outcome of pending or future litigation or government investigations; challenges to our contract awards; cyber-attacks or other privacy or data security incidents; the possibility that the expected synergies and value creation from acquired businesses, including businesses we may acquire in the future, will not be realized, or will not be realized within the expected time period; the exertion of management’s time and our resources, and other expenses incurred and business changes required in connection with complying with the undertakings in connection with any regulatory, governmental or third party consents or approvals for acquisitions; disruption caused by significant completed and pending acquisitions, including, among others, the WellCare Acquisition, making it more difficult to maintain business and operational relationships; the risk that unexpected costs will be incurred in connection with the completion and/or integration of acquisition transactions; changes in expected closing dates, estimated purchase price and accretion for acquisitions; the risk that acquired businesses will not be integrated successfully; restrictions and limitations in connection with our indebtedness; our ability to maintain or achieve improvement in the Centers for Medicare and Medicaid Services (CMS) Star ratings and maintain or achieve improvement in other quality scores in each case that can impact revenue and future growth; availability of debt and equity financing, on terms that are favorable to us; inflation; foreign currency fluctuations and risks and uncertainties discussed in the reports that the Company has filed with the Securities and Exchange Commission.

This list of important factors is not intended to be exhaustive. We discuss certain of these matters more fully, as well as certain other factors that may affect our business operations, financial condition and results of operations, in our filings with the Securities and Exchange Commission (SEC), including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Due to these important factors and risks, we cannot give assurances with respect to our future performance, including without limitation our ability to maintain adequate premium levels or our ability to control our future medical and selling, general and administrative costs.

Important Additional Information and Where to Find It

In connection with the Transaction, Magellan Health intends to file with the SEC a proxy statement for its stockholders (the “Proxy Statement”). Magellan Health will send the Proxy Statement to its stockholders and may file other documents regarding the Transaction with the SEC. This communication is not a substitute for the Proxy Statement or any other document that Magellan Health may send to its stockholders in connection with the Transaction. INVESTORS AND SECURITY HOLDERS OF MAGELLAN HEALTH ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MAGELLAN HEALTH, THE TRANSACTION AND RELATED MATTERS. Investors and security holders of Magellan Health will be able to obtain free copies of the Proxy Statement and other documents (including any amendments or supplements thereto) containing important information about Magellan Health once those documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Magellan Health makes available free of charge at www.magellanhealth.com copies of materials it files with, or furnishes to, the SEC.

Participants In The Solicitation

Centene and certain of its directors, executive officers and employees may be deemed to be participants in the solicitation of proxies from the stockholders of Magellan Health, Inc. in connection with the Transaction.

Information about the directors and executive officers of Centene is set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which was filed with the SEC on February 18, 2020, its proxy statement for its 2020 annual meeting of stockholders, which was filed with the SEC on March 13, 2020, and on its website at www.centene.com.

Investors may obtain additional information regarding the interests of such participants, which may, in some cases, be different than those of Magellan Health’s stockholders generally, and a description of their direct and indirect interests, by security holdings or otherwise, by reading the Proxy Statement and other materials to be filed with the SEC in connection with the Transaction when they become available. You may obtain these documents free of charge through the website maintained by the SEC at www.sec.gov and from the websites of Centene or Magellan Health as described above.